Exhibit 10.1

 [****] Certain information in this exhibit has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed

FUTURE SALES AND PURCHASES AGREEMENT

BETWEEN

Bitmain Technologies Limited

(“Bitmain”)

AND

Riot Blockchain, Inc

(“Purchaser”)

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This future sales and purchases agreement (this “Agreement”) is made, effective as of April 5, 2021, by and between Bitmain Technologies Limited (“Bitmain”) (Company number: [****]), with its registered office at Unit A1 of Unit A, 11th Floor, Success Commercial Building, 245-251 Hennessy Road, Hong Kong, and Riot Blockchain, Inc., a Nevada corporation (the “Purchaser”), with its principal business address at 202 6th Street, Suite 401, Castle Rock, CO 80104, USA. Bitmain and the Purchaser shall hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

Whereas:

1.	Purchaser fully understands the market risks, the price-setting principles and the market fluctuations relating to the Products (as defined below) sold under this Agreement;
2.	Purchaser and Bitmain have an existing relationship regarding the purchase and sale of the Products, and Purchaser has purchased Products through the online purchase and ordering system available on Bitmain’s website (i.e., https://shop.bitmain.com/), and is generally familiar with the purchase order processes of Bitmain’s website; and
3.	Purchaser and Bitmain wish to enter into this Agreement to document Purchaser’s purchase of the Products set forth in Appendix A attached hereto in accordance with the terms and conditions of this Agreement.

Now, therefore, in consideration of the premises hereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions and Interpretations

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.; “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality); and “Control” means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Applicable Law” means the laws of Hong Kong and the Governing Law, as set forth in Clause 22 hereof, as well as any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

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“Bank Account” means the bank account information of Bitmain provided in Appendix A to this Agreement.

“Batch” means the individual lots of the Products to be sold to the Purchaser by Bitmain, as set forth on Appendix A hereto.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the People’s Republic of China, the Hong Kong Special Administrative Region of the People’s Republic of China or the United States.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement, including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

“Insolvency Event” in the context of the Purchaser means any of the following events:

(i)	a receiver, receiver and manager, judicial manager, official manager, trustee, administrator or similar official is appointed, or steps are taken for such appointment, over all or any part of the assets, equipment or undertaking of the Purchaser;
(ii)	if the Purchaser stops or suspends payments to its creditors generally, is unable to or admits its inability to pay its debts as they fall due, seeks to enter into any composition or other arrangement with its creditors, is declared or becomes bankrupt or insolvent or enters into liquidation;
(iii)	a petition is presented, a proceeding is commenced, an order is made or an effective resolution is passed or any other steps are taken by any person for the liquidation, winding up, insolvency, judicial management, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Purchaser, other than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction; or
(iv)	if any event, process or circumstance analogous or having a substantially similar effect to any of the above, in any applicable jurisdiction, commences or exists.

“Intellectual Property Rights” means any and all intellectual property rights, including but not limited to those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

“Order” means the Purchaser’s offer to purchase the Products from Bitmain, as set forth on Appendix A hereto.

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“Order Confirmation” means Bitmain’s acceptance of an Order.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality).

“Products” means the merchandise that Bitmain will provide to the Purchaser as set forth in Appendix A of this Agreement.

“Total Purchase Price” means the aggregate amount payable by the Purchaser as set out in Appendix A of this Agreement.

“Warranty Period” means the period of time that the Products are covered by the warranty granted by Bitmain or its Affiliates in accordance with Clause 7 of this Agreement.

“Warranty Start Date” means the date on which the Products are delivered to the carrier.

Interpretations:

(i)	Words importing the singular include the plural and vice versa where the context so requires.
(ii)	The headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.
(iii)	References to Clauses and Appendix(es) are references to Clauses and Appendix(es) of this Agreement.
(iv)	Unless specifically stated otherwise, all references to days shall mean calendar days.
(v)	Any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force.
2.	Sales of Products

Bitmain shall sell the Products to the Purchaser and the Purchaser shall purchase the Products in accordance with the terms and conditions of this Agreement and the Appendices hereto. Purchaser shall make payment for the Products sold by Bitmain in accordance with the terms specified in this Agreement, including Appendix A and Appendix B hereto, which are attached hereto and incorporated by reference into this Agreement as if set forth herein in full.

2.1.	Upon the execution of this Agreement, both Parties agree that the Products shall be sold pursuant to this Agreement in accordance with the following steps:
2.1.1.	The Purchaser shall place the Order for the Products through the Purchaser’s account via Bitmain’s website, or through other methods accepted by Bitmain, which Order shall constitute an irrevocable offer to purchase the Products from Bitmain in accordance with this Agreement, and, after receiving the Order, Bitmain shall provide the Purchaser with an email acknowledging its receipt of the Order.

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2.1.2.	Within two (2) Business Days of the date of the email acknowledging Bitmain’s receipt of the Order, the Purchaser shall pay the down payment (the “Down Payment”), to Bitmain, in the amount and pursuant to the instructions as set forth on Appendix A hereto and, after receiving the Down Payment, Bitmain shall send a payment receipt confirmation email to the Purchaser.
2.1.3.	Within twenty-four (24) hours of the payment of the Down Payment by the Purchaser, Bitmain shall either: (a) issue the Order Confirmation, which shall be deemed Bitmain’s acceptance of the Order; or (b) reject the Order, which shall be deemed Bitmain’s termination of this Agreement. If Bitmain rejects the Order, Bitmain shall return the Down Payment and any other amounts advanced by the Purchaser under this Agreement, without setoff or adjustment, to the Purchaser within three (3) Business Days.
2.1.4.	Once Bitmain accepts the Order, the Purchaser shall pay the balance of the Total Purchase Price in accordance with the provisions of Appendix A and Appendix B to this Agreement.
2.1.5.	Upon receipt of each installment of the Total Purchase Price (which installments shall constitute a deposit on the Products to be delivered in each Batch in accordance with Appendix A and Appendix B to this Agreement), Bitmain shall provide a payment receipt to the Purchaser.
2.1.6.	Bitmain shall ship the Products to the Purchaser in accordance with the procedure set forth on Appendix A hereto, and Bitmain shall send a shipping confirmation email to the Purchaser after it has delivered each Batch of the Products to the carrier.
2.2.	Both Parties acknowledge and agree that Bitmain’s order receipt acknowledgement and payment receipt confirmation with respect to the Down Payment shall not constitute nor be construed as Bitmain’s acceptance of the Purchaser’s Order, but mere acknowledgement of the receipt of the Order and of the Down Payment, respectively.
2.3.	Both Parties acknowledge and agree that, subject to the provisions of Appendix A hereto, in case of Product (including any Substitute Product) unavailability, Bitmain shall have the right to cancel the Order after it has issued the Order Confirmation without any penalty or liability, except with respect to return of the Down Payment and any other amounts paid by the Purchaser to Bitmain under this Agreement, which shall then be returned to the Purchaser within three (3) Business Days.
2.4.	The Purchaser acknowledges and confirms that the Order is irrevocable and cannot be cancelled by the Purchaser, and that the Products are neither returnable nor refundable, except as specifically provided herein. All sums paid by the Purchaser to Bitmain shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason except as set forth in this Agreement, including Appendix A and Appendix B, as attached hereto. Down payment and payment of Total Purchase Price are not refundable, save as otherwise mutually agreed by the Parties and as specifically set forth in this Agreement, including Appendix A and Appendix B, as attached hereto.

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3.	Prices and Terms of Payment
3.1	The Total Purchase Price (inclusive of any tax due and payable) for the Products shall be calculated as provided in Appendix A to this Agreement and shall be paid in installments in accordance with the payment schedule and the prescribed payment deadline for each Batch of Products set forth in Appendix B to this Agreement (each, a “Payment Deadline”); provided, however, upon the Purchaser’s request (which request shall be made no less than five (5) Business Days prior to the applicable Payment Deadline), the Payment Deadline with respect to a Batch of Products may be extended by Bitmain’s written consent without penalty to the Purchaser, which consent shall not be unreasonably withheld extension of the prescribed deadlines for payment from Bitmain. If the Purchaser fails to fully settle the respective percentage of the Total Purchase Price before the Payment Deadlines and fails to make a written request to Bitmain no less than 5 Business Days prior to the prescribed deadline and obtain Bitmain’s written consent, Bitmain shall be entitled to terminate this Agreement and the Purchase shall be liable for a reasonable liquidated damage (not a penalty) of 20% of the purchase price of such batch of Products. If there are any remaining balance after deducting the liquidated damage, such remaining balance shall be refunded to the Purchase free of any interest.
3.2	The Parties understand and agree that the applicable prices of the Products are inclusive of applicable bank transaction fees and export duties but are exclusive of any and all applicable import duties, taxes, and governmental charges. The Purchaser shall pay or reimburse Bitmain for all taxes levied on or assessed against the amounts payable hereunder by . If any payment is subject to withholding, the Purchaser shall pay such additional amounts as necessary to ensure that Bitmain receives the full amount it would have received had payment not been subject to such withholding.
4.	Discount
4.1.	Discount amount.
4.1.1.	The Products under this Agreement consists of 12 batches and the discount amount of each batch shall be calculated separately.
4.1.2.	Bitmain may provide different discounts to the Purchaser based on the actual amount of the prepayment and the payment time.

Discount Amount = Amount of prepayment *1%*Number of months prepaid. The amount of prepayment shall be calculated at the end of each month. The number of months prepaid shall be calculated from the month of payment without counting the month of delivery. The prepayment date shall be the date as evidenced in the remittance copy of such payment. Discount amount shall be calculated when the respective amounts have been received by Bitmain in full according to the agreed payment schedule. Different clients may have different payment schedules. No discount amount shall be calculated on the remaining amount.

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4.1.3.	If the Purchaser fails to make the payments on time, the discount applicable to such batch shall be cancelled.
4.2.	Application of discount amount.
4.3.	The discount amount shall be applied in terms of the delivery of more rated hashrate, which shall be calculated with reference to the price/T of such batch of Products.
5.	Shipping of Products
5.1.	Bitmain shall deliver the Products in accordance with the shipping schedule set forth on Appendix A hereto to the first carrier or the carrier designated by the Purchaser. The Purchaser must indicate place of delivery, and Bitmain will instruct the first carrier or the carrier designated by the Purchaser to ship the Products to such designated place. If the Purchaser fails to provide Bitmain with the delivery place or the delivery place provided by the Purchaser is a false address or does not exist, Bitmain may issue the Purchaser a notice of self-pick-up (which shall specify the self-pick-up location) and ask the Purchaser to pick up the Products itself. The earliest date for self-pick-up mentioned in the above notice shall be deemed as the delivery date. Bitmain shall be deemed to have completed the delivery obligation under this Agreement when the Purchaser receives the above notice. The Purchaser shall pick up all the Products within five (5) Business Days after receiving the notice from Bitmain. Otherwise, Bitmain is entitled to charge the Purchaser the storage fee, warehousing charges and other fees according to the standard of US $0.2/ unit / day.
5.2.	Subject to the limitations stated in Appendix A, the terms of delivery of the Products shall be CIP (carriage and insurance paid to (named place of destination) according to Incoterms 2010) to the place of delivery designated by the Purchaser. Once the Products have been delivered to the carrier and the full purchase price of the Products is adequately covered by insurance during international transport with the beneficiary of such insurance being the Purchaser, Bitmain shall have fulfilled its obligation to supply the Products to the Purchaser, and the title and risk of loss or damage to the Products shall pass to the Purchaser.

In the event of any discrepancy between this Agreement and Bitmain’s cargo insurance policy regarding the insurance coverage, the then effective Bitmain cargo insurance policy shall prevail, and Bitmain shall be required to provide the then effective insurance coverage to the Purchaser.

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5.3.	If Bitmain fails to deliver the Products after 30 days after the prescribed deadline, the Purchaser shall be entitled to cancel the Order of such batch of Products and request Bitmain to refund the price of such undelivered batch of Products together with an interest at 0.0333% per day for the period from the next day of the full payment of the price of such batch of Products to the date immediately prior to the request. In the event that the Purchaser does not cancel the Order of the undelivered batch of Products and requests Bitmain to perform its delivery obligation, Bitmain shall continue to perform its delivery obligation and compensate the Purchaser in accordance with Article 5.4 of this Agreement.
5.4.	If Bitmain postpones the shipping schedule of the Products and the Purchaser does not cancel the Order, Bitmain shall make a compensation to the Purchaser, the amount of which shall equal to 0.0333% of the price of such undelivered batch of Products, which compensation shall be made in the form of delivery of more rated hashrate. Amount less than one unit of Product shall be credited to the balance of the Purchaser in the user system on Bitmain’s official website, which shall be viewable by the Purchaser.
5.5.	There are 12 batches of Products under this Agreement and each batch shall constitute independent legal obligations of and shall be performed separately by the Parties. The delay of a particular batch shall not constitute waiver of the payment obligation of the Purchaser in respect of other batches. The Purchaser shall not be entitled to terminate this Agreement solely on the ground of delay of delivery of a single batch of Products. All delivery dates set forth on Appendix A hereto are estimated, but not guaranteed. However, provided the Purchaser has fulfilled its payment obligations in accordance with the terms and conditions of this Agreement, if Bitmain fails to deliver the Products by the delivery dates set forth on Appendix A hereto, the Purchaser shall notify Bitmain by email of the missed delivery date. If Bitmain fails to deliver the Products within thirty (30) days of the date of such notice, the Purchaser may either: (i) terminate this Agreement with respect to Products not yet shipped and, upon such termination, Bitmain shall return all amounts paid by the Purchaser with respect to Products not yet shipped to the Purchaser, including the prorated portion of the Down Payment allocable to such Products, without setoff or adjustment (Bitmain shall not pay any interests in this respect); or (ii) continue to perform its obligations under this Agreement and require Bitmain to deliver the Products in accordance with its obligations under this Agreement.
5.6.	Logistics costs shall be borne by the Purchaser. Bitmain may collect payments on behalf of the service providers and issue service invoices. Bitmain shall not be responsible for any delivery delay caused by the Purchaser or any third party, including but not limited to the carrier, the customs, and the import brokers, nor, except as provided under Clause 5.3 above, shall it be liable for damages, whether direct, indirect, incidental, consequential, or otherwise, for any failure, delay or error in delivery of any Products for any reason whatsoever.
5.7.	Subject to the Products being adequately covered by insurance during delivery of the Products to the Purchaser, Bitmain shall not be responsible and the Purchaser shall be fully and exclusively responsible for any loss of Products, personal injury, property damage, other damage or liability caused by the Products or the transportation of the Products either to the Purchaser or any third party, or theft of the Products during transportation from Bitmain to the Purchaser.

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5.8.	Bitmain has the right to discontinue the sale of the Products and to make changes to its Products at any time, without prior approval from or notice to the Purchaser; provided, however, any substitute Products to be delivered in satisfaction of Bitmain’s obligations under this Agreement (the “Substitute Products”) shall be subject to the following testing and approval procedure:
5.8.1.	No later than ten (10) days prior to the prescribed delivery date for a Batch as set forth on Appendix A hereto, Bitmain shall provide written notice by email to the Purchaser of its intent to provide Substitute Products to the Purchaser with respect to such Batch.
6.	Customs
6.1.	Bitmain shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances for the export of the Products that are required to be obtained by Bitmain or the carrier under Applicable Laws.
6.2.	The Purchaser shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances required for the import of the Products to the country of delivery as indicated in the Shipping Information, that are required to be obtained by the Purchaser or the carrier under Applicable Laws, and shall be responsible for any and all additional fees, expenses and charges in relation to the import of the Products.
7.	Warranty
7.1.	Bitmain warrants to the Purchaser that during the Warranty Period, each Product will conform to the applicable product requirements and specifications set forth in Appendix A and perform and operate as intended and as set forth on Bitmain’s website for each Product. The Warranty Period shall start on the Warranty Start Date and end on the 365th day after the Warranty Start Date or 90 days after return shipment of a repaired Product covered by this warranty. During the Warranty Period, the Purchaser may elect one of the following options as its sole and exclusive remedy under this Agreement: to repair or replace, at Bitmain’s option, the defective part/component of the Products or the defective Products at no charge to the Purchaser.
7.2.	The Parties acknowledge and agree that the warranty provided by Bitmain as stated in the preceding paragraph does not apply to the following items caused by the Purchaser:
7.2.1.	normal wear and tear;
7.2.2.	damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;

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7.2.3.	damage or loss of the Products caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;
7.2.4.	damage or loss of the Products caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;
7.2.5.	damage caused by operator error, or non-compliance with instructions as set out in accompanying documentation;
7.2.6.	alterations by persons other than Bitmain, associated partners or authorized service facilities;
7.2.7.	Products, on which the original software has been replaced or modified by persons other than Bitmain, associated partners or authorized service facilities;
7.2.8.	use of counterfeit products;
7.2.9.	damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;
7.2.10.	damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation;
7.2.11.	failure of the Products caused by usage of products not supplied by Bitmain; and
7.2.12.	hash boards or chips are burnt.

In case the warranty is voided, Bitmain may, at its sole discretion, provide repair service to the Purchaser, and the Purchaser shall bear all related expenses and costs.

7.3.	Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Products provided by Bitmain do not guarantee any cryptocurrency mining time and, Bitmain shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Products. Bitmain does not warrant that the Products will meet the Purchaser’s requirements or the Products will be uninterrupted or error free Except as provided in Clause 7.1 of this Agreement, Bitmain makes no warranties to the Purchaser with respect to the Products, and no warranties of any kind, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose or non-infringement or arising from course of dealing or usage in trade shall apply.
7.4.	In the event of any ambiguity or discrepancy between this Clause 7 of this Agreement and Bitmain’s After-sales Service Policy from time to time, it is intended that this Agreement shall prevail and the Parties shall continue to comply with and give effect to this Agreement.

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8.	Representations and Warranties

The Purchaser makes the following representations and warranties to Bitmain:

8.1.	It has the full power and authority to purchase the Products and carry on its businesses.
8.2.	The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.
8.3.	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.
8.4.	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with: (i) any Applicable Law; (ii) its constitutional documents; or (iii) any agreement or instrument binding upon it or any of its assets.
8.5.	All authorizations required or desirable to: (i) enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement; (ii) ensure that those obligations are legal, valid, binding and enforceable; and (iii) make this Agreement admissible in evidence in its jurisdiction of incorporation, have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.
8.6.	It is not aware of any circumstances which are likely to lead to: (i) any authorization obtained or effected not remaining in full force and effect; (ii) any authorization not being obtained, renewed or effected when required or desirable; or (iii) any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.
8.7.	(a) It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, and the European Union (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the purchase of the Products will not violate any Sanctions or import and export control related laws and regulations.
8.8.	All information supplied by the Purchaser is and shall be true and correct, and the information does not contain and will not contain any statement that is false or misleading.

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9.	Indemnification and Limitation of Liability
9.1.	Each party shall, during the term of this Agreement and at any time thereafter, indemnify and save each other harmless from and against any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including legal fees, whatsoever arising out of or incidental such Party’s performance of its obligations pursuant to this Agreement, including but not limited, to any Products infringing on Intellectual Property Rights of a third party.
9.2.	Notwithstanding anything to the contrary herein, neither Party shall, under no circumstances, be liable to each other for any consequential loss, or loss of goodwill, business, anticipated profits, revenue, contract, or business opportunity arising out of or in connection with this Agreement, and each Party hereby waives any claim it may at any time have against the other in respect of any such damages. The foregoing limitation of liability shall apply whether in an action at law, including but not limited to contract, strict liability, negligence, willful misconduct or other tortious action, or an action in equity.
9.3.	Each Parties’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action shall be limited to and not exceed the amount of one hundred percent (100%) of the Total Purchase Price actually received by Bitmain from the Purchaser and paid by the Purchaser to Bitmain for the Products.
9.4.	The Products are not designed, manufactured or intended for use in hazardous or critical environments or in activities requiring emergency or fail-safe operation, such as the operation of nuclear facilities, aircraft navigation or communication systems or in any other applications or activities in which failure of the Products may pose the risk of environmental harm or physical injury or death to humans. Bitmain specifically disclaims any express or implied warranty of fitness for any of the above described applications and any such use shall be at the Purchaser’s sole risk.
9.5.	The above limitations and exclusions shall apply (1) notwithstanding failure of essential purpose of any exclusive or limited remedy; and (2) whether or not such party has been advised of the possibility of such damages. This Clause allocates the risks under this Agreement and the pricing reflects this allocation of risk and the above limitations.
10.	Distribution
10.1.	This Agreement does not constitute a distributor agreement between Bitmain and the Purchaser. Therefore, the Purchaser is not an authorized distributor of Bitmain.
10.2.	The Purchaser shall in no event claim or imply to a third party that it is an authorized distributor of Bitmain or Bitmain (Antminer) or any similar terms, or perform any act that will cause it to be construed as an authorized distributor of Bitmain or Bitmain (Antminer). As between the Purchaser and Bitmain, the Purchaser shall be exclusively and fully responsible for complying with the Applicable Laws regarding repackaging the Products for the Purchaser’s redistribution needs and shall be solely liable for any and all liabilities or costs directly incurred or incidental to such redistribution.

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11.	Intellectual Property Rights
11.1.	The Parties agree that the Intellectual Property Rights in any way contained in the Products, made, conceived or developed by Bitmain and/or its Affiliates for the Products under this Agreement and/or, achieved, derived from, related to, connected with the provision of the Products by Bitmain and/or acquired by Bitmain from any other person in performance of this Agreement shall be the exclusive property of Bitmain and/or its Affiliates.
11.2.	Notwithstanding anything to the contrary herein, all Intellectual Property Rights in the Products shall remain the exclusive property of Bitmain and/or its licensors. Except for licenses explicitly identified in Bitmain’s Shipping Confirmation or in this Clause 10.2, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of Bitmain and/or its Affiliates or any Intellectual Property residing in the Products provided by Bitmain to the Purchaser, including in any documentation or any data furnished by Bitmain. Bitmain grants the Purchaser a non-exclusive, non-transferrable, royalty-free and irrevocable license of Bitmain and/or its Affiliates’ Intellectual Property Rights to solely use the Products delivered by Bitmain to the Purchaser for their ordinary function, and subject to the Clauses set forth herein. The Purchaser shall in no event violate the Intellectual Property Rights of Bitmain and/or its licensors.
11.3.	If applicable, payment by the Purchaser of non-recurring charges to Bitmain for any special designs, or engineering or production materials required for Bitmain’s performance of Orders for customized Products, shall not be construed as payment for the assignment from Bitmain to the Purchaser of title to the design or special materials. Bitmain shall be the sole owner of such special designs, engineering or production materials.
12.	Confidential Information and Disclosure
12.1.	All information concerning this Agreement and matters pertaining to or derived from the provision of Products pursuant to this Agreement between the Parties, whether in oral or written form, or in the form of drawings, computer programs or other, as well as all data derived therefrom (“Confidential Information”), shall be deemed to be confidential and, as such, may not be divulged to any unauthorized person. The Parties undertake and agree to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information which cannot be passed, sold, traded, published or disclosed to any unauthorized person.
12.2.	Notwithstanding Clause 12.1, Bitmain acknowledges and agrees that Purchaser is a U.S. publicly traded company and may be required to disclose this Agreement and its related terms, in order to comply with applicable securities laws, including its disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended.

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13.	Term and Termination of this Agreement
13.1.	This Agreement will be effective upon Bitmain’s issuance of the Order Confirmation to the Purchaser and shall remain effective until the earlier of: (i) the delivery of the last Batch of the Products to the Purchaser, as provided herein; or (ii) it’s termination as provided herein.
13.2.	Bitmain shall be entitled to terminate this Agreement with immediate effect upon written notice to the Purchaser if: (i) the Purchaser fails to comply in any material respect of this Agreement, and, where that failure is capable of being remedied, fails to remedy it within thirty (30) days of being required by Bitmain to do so; (ii) it is or becomes unlawful for the Purchaser to perform or comply with any of its material obligations under this Agreement or all or a material part of the obligations of the Purchaser under this Agreement are not or cease to be valid, binding and enforceable; or (iii) an Insolvency Event occurs in respect of the Purchaser. This Agreement shall also be automatically terminated between the Parties if the Order is cancelled because of any reason stated in this Agreement.
13.3.	The Purchaser shall be entitled to terminate this Agreement with immediate effect upon written notice to Bitmain in accordance with Clause 5.3 of this Agreement, or if: (i) Bitmain fails to comply in any material respect of this Agreement, and, where that failure is capable of being remedied, fails to remedy it within thirty (30) days of being required by the Purchaser to do so; (ii) it is or becomes unlawful for Bitmain to perform or comply with any of its material obligations under this Agreement or all or a material part of the obligations of Bitmain under this Agreement are not or cease to be valid, binding and enforceable; or (iii) an Insolvency Event occurs in respect of Bitmain.
13.4.	Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to or as a result of such termination, including those related to antecedent breaches. Termination of this Agreement for any cause or otherwise shall not release a Party from any liability which at the time of termination has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior to such termination. The rights and obligations of the Parties under Clause 1 (Definitions and Interpretations), Clause 7 (Warranty), Clause 11(Intellectual Property Rights), Clause 12 (Confidential Information and Disclosure), this Clause 13 (Term and Termination of this Agreement), Clause 14 (Contact Information), Clause 15 (Compliance with Laws and Regulations) and Clause 22 (Governing Law and Dispute Resolution) shall survive the termination of this Agreement.
14.	Contact Information

All communications in relation to this Agreement shall be made to the following contacts:

Purchaser’s business contact:

Name: Jeff McGonegal

Phone: +1 303-794-2000, ext. [****]

Email: [****]

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Bitmain’s business contact:

Name: Ziyang He

Phone: [****]

Email: [****]

15.	Compliance with Laws and Regulations
15.1.	The Purchaser undertakes that it will fully comply with all Applicable Laws in relation to export and import control and Sanctions and shall not take any action that would cause Bitmain or any of its Affiliates to be in violation of any export and import control laws or Sanctions. The Purchaser shall also be fully and exclusively liable for and shall defend, fully indemnify and hold harmless Bitmain and/or its Affiliates from and against any and all claims, demands, actions, costs or proceedings brought or instituted against Bitmain and/or its Affiliates arising out of or in connection with any breach by the Purchaser or the carrier of any Applicable Laws in relation to export and import control or Sanction, but shall bear no liability or responsibility whatsoever for any alleged violations by any third party or of any laws of any jurisdiction to which it is not subject.
15.2.	The Purchaser acknowledges and agrees that the Products in this Agreement are subject to the export control laws and regulations of all related countries, including but not limited to the Export Administration Regulations (“EAR”) of the United States. Without limiting the foregoing, the Purchaser shall not, without receiving the proper licenses or license exceptions from all related governmental authorities, including but not limited to the U.S. Bureau of Industry and Security, distribute, re-distribute, export, re-export, or transfer any Products subject to this Agreement either directly or indirectly, to any national of any country identified in Country Groups D:1 or E:1 as defined in the EARs. In addition, the Products under this Agreement may not be exported, re-exported, or transferred to (a) any person or entity listed on the “Entity List”, “Denied Persons List” or the SDN List as such lists are maintained by the U.S. Government, or (b) an end-user engaged in activities related to weapons of mass destruction. Such activities include but are not necessarily limited to activities related to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production, or use of missiles or support of missiles projects; and (3) the design, development, production, or use of chemical or biological weapons. The Purchaser further agrees that it will not do any of the foregoing in violation of any restriction, law, or regulation of the European Union or an individual EU member state that imposes on an exporter a burden equivalent to or greater than that imposed by the U.S. Bureau of Industry and Security.
15.3.	The Purchaser undertakes that it will not take any action under this Agreement or use the Products in a way that will be a breach of any anti-money laundering laws, any anti-corruption laws, and/or any counter-terrorist financing laws.

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16.	Force Majeure
16.1.	To the extent that a Party is fully or partially delayed, prevented or hindered by an event of Force Majeure from performing any obligation under this Agreement (other than an obligation to make payment), subject to the exercise of reasonable diligence by the affected Party, the failure to perform shall be excused by the occurrence of such event of Force Majeure. A Party claiming that its performance is excused by an event of Force Majeure shall, promptly after the occurrence of such event of Force Majeure, notify the other Party of the nature, date of inception and expected duration of such event of Force Majeure and the extent to which the Party expects that the event will delay, prevent or hinder the Party from performing its obligations under this Agreement. The notifying Party shall thereafter use its best effort to eliminate such event of Force Majeure and mitigate its effects.
16.2.	The affected Party shall use reasonable diligence to remove the event of Force Majeure and shall keep the other Party informed of all significant developments.
17.	Entire Agreement and Amendment

This Agreement, including Appendix A and Appendix B, as attached hereto and incorporated by reference herein, constitutes the entire agreement of the Parties hereto and can only be amended with the written consent of both Parties or otherwise as mutually agreed, in writing, by both Parties. For the avoidance of doubt, the Parties hereby acknowledge and agree that Appendix A to this Agreement and Appendix B to this Agreement, as attached hereto, form an integral part of the essential terms and conditions of this Agreement, are incorporated by reference into and made part of this Agreement, and that this Agreement, together with Appendix A and Appendix B, represents the final agreement of the Parties with respect to the subject matter hereof.

18.	Assignment
18.1.	Bitmain may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party. The Purchaser may not assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part without Bitmain’s prior written consent.
18.2.	This Agreement shall be binding upon and inure to the benefit of each Party to this Agreement and its successors in title and permitted assigns.
19.	Severability

To the extent possible, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part by a court, the provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

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20.	Personal Data

Depending on the nature of the Purchaser’s interaction with Bitmain, some examples of personal data which Bitmain may collect from the Purchaser include the Purchaser’s name and identification information, contact information such as the Purchaser’s address, email address and telephone number, nationality, gender, date of birth, and financial information such as credit card numbers, debit card numbers and bank account information.

Bitmain generally does not collect the Purchaser’s personal data unless (a) it is provided to Bitmain voluntarily by the Purchaser directly or via a third party who has been duly authorized by the Purchaser to disclose the Purchaser’s personal data to Bitmain (the Purchaser’s “authorized representative”) after (i) the Purchaser (or the Purchaser’s authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Purchaser (or the Purchaser’s authorized representative) has provided written consent to the collection and usage of the Purchaser’s personal data for those purposes, or (b) collection and use of personal data without consent is permitted or required by related laws. Bitmain shall seek the Purchaser’s consent before collecting any additional personal data and before using the Purchaser’s personal data for a purpose which has not been notified to the Purchaser (except where permitted or authorized by law).

21.	Conflict with the Terms and Conditions

In the event of any ambiguity or discrepancy between the Clauses of this Agreement and any Terms and Conditions established or adopted by Bitmain from time to time, it is intended that the Clauses of this Agreement shall prevail and the Parties shall comply with and give effect to this Agreement. The Parties hereby further acknowledge and agree, that where the terms of this Agreement and those of Appendix A or Appendix B, as attached hereto, conflict, the terms of Appendix A and Appendix B, as appropriate, shall control in all respects.

22.	Governing Law and Dispute Resolution
22.1.	This Agreement shall be solely governed by and construed in accordance with the laws of Hong Kong, as modified by the United Nations Convention on Contracts for the International Sale of Goods (the “UNCISG”).
22.2.	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center under the UNCITRAL Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law, as modified and subject to the UNCISG. The seat of arbitration shall be Hong Kong. The arbitration proceedings shall be conducted in English. The number of arbitrators shall be three unless otherwise subsequently agreed in writing by the Parties.

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23.	Waiver

Failure by either Party to enforce at any time any provision of this Agreement, or to exercise any election of options provided herein shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

24.	Counterparts and Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

25.	Further Assurance

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

26.	Third Party Rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

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Signed for and on behalf of Bitmain:

Bitmain Technologies Limited

By: /s/ Micree Zhan

Name: Micree Zhan

Title: CEO

Signed for and on behalf of the Purchaser:

Riot Blockchain, Inc.

By: /s/Jeffrey McGonegal

Name: Jeffrey McGonegal

Title: Chief Financial Officer

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APPENDIX A

This Appendix A (this “Appendix A”) specifies the Products sold by Bitmain Technologies Limited (“Bitmain”) to Riot Blockchain, Inc. (the “Purchaser”) (Bitmain and the Purchaser, collectively, the “Parties” and each a “Party”) pursuant to the future sales and purchases agreement, dated effective as of March 31, 2021, between the Parties to which this Appendix A relates (the “Agreement”), as well as the specific payment and delivery terms applicable to the Products under the Agreement. Capitalized terms not otherwise defined in this Appendix A shall have the meanings ascribed to them in the Agreement or Appendix B thereto, as appropriate.

1.	Products. The provisions of this Clause 1 of this Appendix A specify the details regarding the Products to be sold by Bitmain to the Purchaser pursuant to the Agreement (the “Product Specifications”). The Product Specifications set forth under this Clause 1 represent the minimum quality of each Unit of Product in each Batch, and, as provided in the Agreement and this Appendix A, Bitmain shall provide the Purchaser with Products meeting at least these minimum requirements.
1.1.	Per Unit Product Specifications. The following Table A-1.1 sets forth the minimum requirements of each Unit of the Products to be sold by Bitmain to the Purchaser pursuant to the Agreement.
TABLE A-1.1 Per Unit Product Specifications – Minimum Requirements
Product Name:	HASH Super Computing Server, model S19j (or better)
Rated Hashrate / Unit:	~90 Terahashes per Second (“TH/s”)
Rated Power / Unit:	~3100W (electrical energy [measured in Watts (“W”)] required to operate the Unit at full capacity)
Rated Efficiency / Unit:	~34.5 J/TH @ 25℃ (Joules per Terahash (“J/TH”) at an environmental temperature of 25℃/77°F)

Notes to Product Specifications:

➢  Bitmain undertakes that the error range of the stated Rated Efficiency / Unit shall not exceed 10%.

➢  The stated Rated Hashrate / Unit and Rated Power / Unit are for reference only and may differ from each Batch or Unit. Bitmain makes no representation regarding stated Rated Hashrate / Unit and Rated Power / Unit; provided, however, Bitmain undertakes that the Total Rated Hashrate / Batch shall not be less than as stated in the following Table A-1.2.

➢  Purchaser shall not reject the Products solely on the grounds that the actual Product Specifications of the delivered Products are not consistent with the rated ones in contract.

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1.2.	Per Batch Product Specifications. The following Table A-1.2 sets forth the minimum requirements of each Batch of the Products to be sold by Bitmain to the Purchaser pursuant to the Agreement.
TABLE A-1.2 Per Batch Product Specifications – Minimum Requirements
Batch	Shipment Date	Reference Quantity of Units*	Average Rated Hashrate / Unit (TH/s)	Total Rated Hashrate (TH/s)	Price / TH (US$ / TH)	Undiscounted Total Price (US$)	Discount Amount (US$)	Discounted Price / TH (US$ / TH)	Discounted Total Price (US$)
1	Nov. 31, 2021	3,500	90 TH/s	315,000 TH/s	$45	$14,175,000	[****]	[****]	[****]
2	Dec. 31, 2021	3,500	90 TH/s	315,000 TH/s	$45	$14,175,000	[****]	[****]	[****]
3	Jan. 31, 2022	3,500	90 TH/s	315,000 TH/s	$45	$14,175,000	[****]	[****]	[****]
4	Feb. 28, 2022	3,500	90 TH/s	315,000 TH/s	$40.56	$12,775,000	[****]	[****]	[****]
5	Mar. 31, 2022	3,500	90 TH/s	315,000 TH/s	$40.56	$12,775,000	[****]	[****]	[****]
6	April 30, 2022	3,500	90 TH/s	315,000 TH/s	$40.56	$12,775,000	[****]	[****]	[****]
7	May 31, 2022	3,500	90 TH/s	315,000 TH/s	$36.11	$11,375,000	[****]	[****]	[****]
8	June 30, 2022	3,500	90 TH/s	315,000 TH/s	$36.11	$11,375,000	[****]	[****]	[****]
9	July 31, 2022	3,500	90 TH/s	315,000 TH/s	$36.11	$11,375,000	[****]	[****]	[****]
10	Aug. 31, 2022	3,500	90 TH/s	315,000 TH/s	$31.67	$9,975,000	[****]	[****]	[****]
11	Sep. 30, 2022	3,500	90 TH/s	315,000 TH/s	$31.67	$9,975,000	[****]	[****]	[****]
12	Oct. 31, 2022	3,500	90 TH/s	315,000 TH/s	$31.67	$9,975,000	[****]	[****]	[****]
Aggregate		42,000	90 TH/s	3,780,000 TH/s	$38.34	$144,900,000	[****]	[****]	[****]
1.3	Both Parties confirm and agree that Bitmain may adjust the total quantity of Units of Product delivered based on the Total Rated Hashrate per Batch of 315,000 TH/s; provided, however, Bitmain represents and warrants that: (a) the Total Rated Hashrate per Batch of the Products actually delivered by Bitmain to the Purchaser shall not be less than 315,000 TH/s; (b) that the Aggregate Total Rated Hashrate of the Products actually delivered by Bitmain shall not be less than 3.78 exahash per second (“EH/s”).
1.4	Substitute Products. In the event that Bitmain publishes any new type of Products with a lower J/TH value than the model of Products set forth in Table A-1.1 of this Appendix A (i.e., that have a better Rated Efficiency / Unit than the current model S19j HASH Super Computing Server to be sold to the Purchaser pursuant to this Agreement, as set forth on Table A-1.1 to this Appendix A) and suspends the production of the type of the Products as agreed in this Agreement, Bitmain shall be entitled to release itself from any future obligation to deliver any subsequent Batches of the model of Products set forth in Table A-1.1 of this Appendix A by providing the new model to the Purchaser as Substitute Products according to the following procedure:

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1.4.1	No later than ten (10) days prior to the prescribed delivery date for a Batch as set forth on Table A-1.2 of this Appendix A, Bitmain shall provide written notice by email to the Purchaser of its intent to provide Substitute Products to the Purchaser with respect to such Batch
1.4.2	If Purchaser Accepts the Substitute Products, Bitmain shall provide the Substitute Products at the same Total Rated Hashrate per Batch applicable to the current model of Product, as set forth on Table A-1.2 of this Appendix A; provided, however, in such event, the Purchaser shall have the option to purchase more Total Rated Hashrate per Batch. After Bitmain publishes new types of Products and if Bitmain has not suspended the production of the types of Products under this Agreement, Bitmain shall continue to deliver such agreed types of Products in accordance with this Agreement and the Purchaser shall not terminate this Agreement or refuse to accept the Products on the grounds that Bitmain has published new type(s) of Products.
2.	Cargo insurance coverage limitations. The cargo insurance coverage provided by Bitmain is subject to the following limitations and exceptions:

Exclusions:

-	loss damage or expense attributable to willful misconduct of the Assured
-	ordinary leakage, ordinary loss in weight or volume, or ordinary wear and tear of the subject-matter insured
-	loss damage or expense caused by insufficiency or unsuitability of packing or preparation of the subject-matter insured (for the purpose of this Clause, "packing" shall be deemed to include stowage in a container or liftvan but only when such stowage is carried out prior to attachment of this insurance or by the Assured or their servants)
-	loss damage or expense caused by inherent vice or nature of the subject-matter insured
-	loss damage or expense proximately caused by delay, even though the delay be caused by a risk insured against (except expenses payable)
-	loss damage or expense arising from insolvency or financial default of the owners managers charterers or operators of the vessel
-	loss, damage, or expense arising from the use of any weapon of war employing atomic or nuclear fission, and/or fusion or other like reaction or radioactive force or matter.
-	Loss, damage or expense arising from unseaworthiness of vessel or craft, unfitness of vessel craft conveyance container or liftvan for the safe carriage of the subject-matter insured, where the Assured or their servants are privy to such unseaworthiness or unfitness, at the time the subject-matter insured is loaded therein.
-	The Underwriters waive any breach of the implied warranties of seaworthiness of the ship and fitness of the ship to carry the subject-matter insured to destination, unless the Assured or their servants are privy to such unseaworthiness or unfitness.

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-	Loss, damage or expense caused by (1) war, civil war, revolution, rebellion, insurrection, or civil strife arising therefrom, or any hostile act by or against a belligerent power, (2) capture, seizure, arrest, restraint or detainment (piracy excepted), and the consequences thereof or any attempt threat, (3) derelict mines, torpedoes, bombs, or other derelict weapons of war.
-	Loss, damage, or expense caused by strikers, locked-out workmen, or persons taking part in labor disturbances, riots or civil commotion, resulting from strikes, lock-outs, labor disturbances, riots or civil commotions, caused by any terrorist or any person acting from a political motive.
3.	Bitmain’s BANK ACCOUNT info:

Company Name: Bitmain Technologies Limited

Company address: FLAT/RM A1 11/F SUCCESS COMMERCIAL BUILDING 245-251 HENNESSY ROAD HK

Account No.: [****]

Bank name: [****]

Bank address: [****]

Swift Code: [****]

ABA CODE: [****]

4.	The payment shall be arranged by the Purchaser as set forth on Appendix B to the Agreement to which this Appendix A relates.
5.	Without prejudice to the above, the unit price and the Total Purchase Price of the Products and any amount paid by the Purchaser shall be all denominated in United States Dollars (“USD”). Where the Parties agree that the payments shall be made in cryptocurrencies, the exchange rate between the USD and the cryptocurrency selected shall be determined and calculated as follows: (1) in the event that the Purchaser pays for any order placed on Bitmain’s official website (the “Website”, http://www.bitmain.com) which is valid and has not been fully paid yet, the exchange rate between the USD and the cryptocurrency fixed in such placed Order shall apply, or (2) in any other case, the real time exchange rate between the USD and the cryptocurrency displayed on the Website upon payment shall apply. The exchange rate between the USD and the cryptocurrency shall be fixed according to this provision. In any circumstance, the Purchaser shall not ask for any refund due to the change of exchange rate.
6.	The Parties hereby acknowledge and agree that this Appendix A forms an integral part of the essential terms and conditions of the Agreement, is incorporated by reference into and made part of the Agreement, and, together with Appendix B thereto, represents the final agreement of the Parties with respect to the purchase and sale of the Products specified herein. The Parties hereby further acknowledge and agree, for the avoidance of doubt, that where the terms of this Appendix A and the Agreement conflict, the terms of this Appendix A shall control in all respects.

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APPENDIX B

This Appendix B (this “Appendix B”) sets forth the terms and conditions applicable to the payment for and delivery of the Products sold by Bitmain Technologies Limited (“Bitmain”) to Riot Blockchain, Inc. (the “Purchaser”) (Bitmain and the Purchaser, collectively, the “Parties” and each a “Party”) pursuant to the purchase and sale agreement, dated effective as of March 31, 2021, between the Parties to which this Appendix B relates (the “Agreement”). Capitalized terms not otherwise defined in this Appendix B shall have the meanings ascribed to them in the Agreement or Appendix A thereto, as appropriate.

1.	Payment Terms. The following Description of Installment Payment of the Total Purchase Price and the Payment Schedule, set forth as Tables B-1.1 and B-1.2 of this Appendix B, respectively, are subject to amendment, as agreed by the Parties in accordance with the Agreement of which this Appendix B forms a part, including Appendix A thereto. Payments shall be arranged by the Purchaser in accordance with the provisions of Appendix A to the Agreement and shall be subject to the terms and conditions of the Agreement to which this Appendix B relates.
2.	Payment of the Total Purchase Price. Payment of the Total Purchase Price shall be divided into installments according to the Description of Installment Payment of the Total Purchase Price set forth in the following Table B-1.1:
TABLE B-1.1 Method of Installment Payment of the Total Purchase Price
Installment Payment	Payment Date
The Down Payment: 20% of the Total Purchase Price ($27,701,100)	Within three (3) business days of the date of the email acknowledging Bitmain’s receipt of the Order
6 Month Deposit per Batch: 30% of the Discounted Total Price / Batch	6 months prior to shipment of each Batch, as set forth on Appendix A to the Agreement.
Remaining Balance per Batch: 50% of the Discounted Total Price / Batch	1 month prior to shipment of each Batch, as set forth on Appendix A to the Agreement.

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3.	The Parties hereby acknowledge and agree that this Appendix B forms an integral part of the essential terms and conditions of the Agreement, is incorporated by reference into and made part of the Agreement, and, together with Appendix A thereto, represents the final agreement of the Parties with respect to the purchase and sale of the Products specified herein. The Parties hereby further acknowledge and agree, for the avoidance of doubt, that where the terms of this Appendix B and the Agreement conflict, the terms of this Appendix B shall control in all respects.

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